SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: May 14, 2002 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

     JDCC's net income was $42.6 million for the second quarter and $114.5 million for the first six months of 2002, compared with $35.4 million and $79.9 million, respectively, last year. As previously mentioned, beginning at the end of the last fiscal year, Deere Capital, Inc., a wholly owned subsidiary of JDCC, began acquiring most of the U.S. dealer receivables from Deere's equipment operations. The increases in income are due to higher gains on retail note sales, an improved financing spread and the income earned on Deere-dealer trade receivables. Partially offsetting these factors were loan-loss provisions recorded in the second quarter, including $28 million after-tax for potential losses related to two international trade finance customers that are affiliates of each other. In addition, JDCC incurred losses in Argentina related to the peso devaluation.

     Net receivables and leases financed by JDCC were $10.313 billion at April 30, 2002, compared with $8.230 billion one year ago. The increase resulted from acquisitions exceeding collections during the last twelve months -- including the acquisitions of the dealer receivables mentioned above -- partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $13.340 billion at April 30, 2002, compared with $10.195 billion at April 30, 2001.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		(20)	Press release and supplemental financial information of Deere & Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ NATHAN J. JONES Nathan J. Jones Senior Vice President and Chief Financial Officer

Dated: May 14, 2002

Exhibit Index

Number and Description of Exhibit

(20)	Press release and supplemental financial information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated May 14, 2002, file number (1-4121).